Exhibit 10.8

TAX PROTECTION AGREEMENT

Daniel Rapaport, GCC, Gibralt

This TAX PROTECTION AGREEMENT (this “Agreement”) is entered into as of April 21, 2014, by and among City Office REIT, Inc., a Maryland corporation (the “REIT”), City Office REIT Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”), Daniel Rapaport, an individual, GCC Amberglen Investments Limited Partnership, an Oregon limited partnership (“GCC”), and Gibralt US, Inc., a Colorado corporation (“Gibralt”).

RECITALS

WHEREAS, the REIT, the Operating Partnership and Protected Partners desire to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities, as set forth in the Contribution Agreement and related documentation.

WHEREAS, the Formation Transactions relate to the proposed offering of the common stock of the REIT, par value $.01 per share, following which the REIT will operate as a real estate investment trust within the meaning of Section 856 of the Code (as defined below); and

WHEREAS, as a condition to engaging in the Formation Transactions, and as an inducement to do so, the parties hereto are entering into this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

For purposes of this Agreement the following terms shall apply:

Section 1.1 “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Section 1.2 “Agreement” has the meaning set forth in the preamble.

Section 1.3 “Approval” means written approval with respect to any matter or transaction (for the avoidance of doubt, no vote in favor of any transaction by any of the Protected Partners or any of their Affiliates in their capacity as owner of shares of the REIT or OP Units, shall constitute such approval).

Section 1.4 “Approved Liability” means:

(a) A liability of the Operating Partnership (or of an entity of which the Operating Partnership owns at least eighty (80%) percent of the outstanding ownership interests determined on the basis of the value to be received upon a liquidation of the entity) with respect to which all of the following requirements are satisfied:

(i) the liability is secured by real property or other assets (the “Collateral”) owned directly or indirectly by the Operating Partnership or by an entity of which the Operating Partnership owns at least eighty (80%) percent of the outstanding ownership interests (determined on the basis of the value to be received upon a liquidation of the entity);

(ii) the Approved Liability is designated as such by the Operating Partnership and on the date on which the Operating Partnership designated such liability as an Approved Liability, the outstanding principal amount (and any accrued and unpaid interest) of the liability and any other Approved Liabilities secured by such Collateral at such time was no more than 70% of the fair market value (as reasonably determined in good faith by the Operating Partnership) of the Collateral at such time, provided that if interest on such liability is not required to be paid at least annually or if the documents evidencing such liability permit the borrower to borrow additional amounts that are secured by the Collateral, the outstanding principal amount of such liability shall include the maximum amount that could be so added to the principal amount of such liability without a default;

(iii) the liability constitutes “qualified nonrecourse financing” as defined in Section 465(b)(6) of the Code with respect to the Protected Partners;

(iv) no other person has executed any guarantees with respect to such liability other than: (A) guarantees by the Protected Partners; (B) guarantees by Affiliates of the Operating Partnership, provided that each applicable Protected Partner indemnifies each such Affiliate against any liability of such Affiliate (to the extent such liability does not exceed such Protected Partner’s Required Liability Amount) arising solely from the existence or performance of such guaranty; and (C) recourse carve out guaranties (i.e., bad-boy guaranties); and

(v) the Collateral does not provide security for another liability (other than another Approved Liability) that ranks senior to, or pari passu with, the liability described in clause (i) above.

For purposes of determining whether clause (ii) has been satisfied in situations where one or more potential Approved Liabilities are secured by more than one item of Collateral, the Operating Partnership shall allocate such liabilities among such items of Collateral in proportion to their relative fair market values (as reasonably determined in good faith by the Operating Partnership);

(b) A liability of the Operating Partnership that:

(i) is not secured by any of the assets of the Operating Partnership and is a general, recourse obligation of the Operating Partnership; and

(ii) is not provided by a lender that has an interest in the Operating Partnership or is related to the Operating Partnership within the meaning of Section 465(b)(3)(C) of the Code; or

(c) Any other indebtedness approved by the Protected Partners in their respective absolute discretion.

Section 1.5 “Closing Date” has the meaning assigned to it in the Contribution Agreement.

Section 1.6 “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.7 “Collateral” has the meaning set forth in the definition of “Approved Liability.”

Section 1.8 “Contribution Agreement” means that certain Contribution Agreement, dated as of April 14, 2014, by and among the Operating Partnership, GCC, Daniel Rapaport and Gibralt.

Section 1.9 “Debt Gross Up Amount” has the meaning set forth in the definition of “Make Whole Amount.”

Section 1.10 “Debt Notification Event” means, with respect to an Approved Liability, any transaction in which such liability shall be refinanced, otherwise repaid (excluding for this purpose, scheduled payments of principal occurring prior to the maturity date of such liability), or guaranteed by any of the REIT, the Operating Partnership, or one or more of their Affiliates, or guaranteed by one or more partners of the Operating Partnership.

Section 1.11 “Exchange” has the meaning set forth in Section 2.1(b).

Section 1.12 “Formation Transactions” has the meaning set forth in the Contribution Agreement.

Section 1.13 “Fundamental Transaction” means a merger, consolidation or other combination of the Operating Partnership with or into any other entity, a transfer of all or substantially all of the assets of the Operating Partnership, any reclassification, recapitalization or change of the outstanding equity interests of the Operating Partnership, or a conversion of the Operating Partnership into another form of entity.

Section 1.14 “Gross Up Amount” has the meaning set forth in the definition of “Make Whole Amount.”

Section 1.15 “Guaranteed Liability” means any Approved Liability that is guaranteed, in whole or in part, by one or more Protected Partners in accordance with this Agreement.

Section 1.16 “Guaranty Indemnification Period” means the period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date.

Section 1.17 “Guaranty Opportunity” has the meaning set forth in Section 2.4(b).

Section 1.18 “Make Whole Amount” means:

(a) with respect to any Protected Partner that recognizes gain under Section 704(c) of the Code as a result of a Property Indemnification Period Transfer, the sum of (i) the product of (x) the income and gain recognized by such Protected Partner under Section 704(c) of the Code in respect of such Property Indemnification Period Transfer (taking into account any adjustments under Section 743 of the Code to which such Protected Partner is entitled) multiplied by (y) the Make Whole Tax Rate, plus (ii) an amount equal to the combined Federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) imposed on such Protected Partner as a result of the receipt by such Protected Partner of a payment under Section 2.2 (the “Gross Up Amount”); provided, however, that the Gross Up Amount shall be computed without regard to any losses, credit, or other tax attributes that such Protected Partner might have that would reduce its actual tax liability; and

(b) with respect to any Protected Partner that recognizes gain as a result of a breach by the Operating Partnership of the provisions of Section 2.4 hereof, the sum of (i) the product of (x) the income and gain recognized by such Protected Partner by reason of such breach, multiplied by (y) the Make Whole Tax Rate, plus (ii) an amount equal to the combined Federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) imposed on such Protected Partner as a result of the receipt by such Protected Partner of a payment under Section 2.4 (the “Debt Gross Up Amount”); provided, however, that the Debt Gross Up Amount shall be computed without regard to any losses, credit, or other tax attributes that such Protected Partner might have that would reduce its actual tax liability.

For purposes of calculating the amount of Section 704(c) gain that is allocated to a Protected Partner, (i) subject to clause (ii) below, any “reverse Section 704(c) gain” allocated to such Protected Partner pursuant to Treasury Regulations § 1.704-3(a)(6) shall not be taken into account, and (ii) if, as a result of adjustments to the Gross Asset Value (as defined in the OP Agreement) of the Protected Properties, all or a portion of the gain recognized by the Operating Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, then such gain shall continue to be treated as Section 704(c) gain; provided that the total amount of Section 704(c) gain and income taken into account for purpose of calculating the Make Whole Amount shall not exceed the initial Section 704(c) gain amount as of the Closing Date (whether or not equal to the estimated amount set forth on Exhibit A).

Section 1.19 “Make Whole Tax Rate” means, with respect to a Protected Partner who is entitled to receive a payment under Section 2.2 or under Section 2.4, the highest combined statutory Federal, state and local tax rate in respect of the income or gain that gave rise to such payment, taking into account the character of the income and gain in the hands of such Protected Partner (reduced, in the case of Federal taxes, by the deduction allowed for income taxes paid to a state or locality), for the taxable year in which the event that gave rise to such payment under Section 2.2 or Section 2.4 occurred. Notwithstanding the foregoing, if a Protected Partner demonstrates to the reasonable satisfaction of the Operating Partnership that such Protected Partner is not entitled to a Federal income tax deduction for all or a portion of the income taxes paid to a state or locality or does not receive a full Federal income tax benefit for all or a portion of the income taxes paid to a state or locality, the Make Whole Tax Rate applicable to such Protected Partner shall be reduced only by the deduction, if any, or the benefit, if any, the Protected Partner is entitled to take or receive for such taxes.

Section 1.20 “OP Agreement” means the Agreement of Limited Partnership of City Office Operating Partnership, L.P., as amended from time to time.

Section 1.21 “OP Units” means common units of partnership interest in the Operating Partnership.

Section 1.22 “Operating Partnership” has the meaning set forth in the preamble.

Section 1.23 “Other Protected Person” has the meaning assigned to the term “Protected Partner” in the Second City Tax Protection Agreement.

Section 1.24 “Pass Through Entity” means a partnership, grantor trust, or S corporation for Federal income tax purposes.

Section 1.25 “Permitted Disposition” means a sale, exchange or other disposition of OP Units (i) by a Protected Partner: (a) to such Protected Partner’s children, spouse or issue; (b) to a trust for such Protected Partner or such Protected Partner’s children, spouse or issue; (c) in the case of a trust which is a Protected Partner, to its beneficiaries, or any of them, whether current or remainder beneficiaries; (d) to a revocable inter vivos trust of which such Protected Partner is a trustee; (e) in the case of any partnership or limited liability company which is a Protected Partner, to its partners or members; and/or (f) in the case of any corporation which is a Protected Partner, to its shareholders, and (ii) by a party described in clauses (a), (b), (c) or (d) to a partnership, limited liability company or corporation of which the only partners, members or shareholders, as applicable, are parties described in clauses (a), (b), (c) or (d); provided, that for purposes of the definition of Property Indemnification Period and Guaranty Indemnification Period, such Protected Partner shall be treated as continuing to own any OP Units which were subject to a Permitted Disposition unless and until there has been a sale, exchange or other disposition of such OP Units by a permitted transferee which is not another Permitted Disposition.

Section 1.26 “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

Section 1.27 “Property Indemnification Period” means the period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date.

Section 1.28 “Property Indemnification Period Transfer” has the meaning set forth in Section 2.1(a).

Section 1.29 “Protected Partner” means: (i) Gibralt; (ii) GCC; (iii) Daniel Rapaport; (iv) any person who holds OP Units and who acquired such OP Units from another Protected Partner in a transaction in which such person’s adjusted basis in such OP Units, as determined for Federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the other Protected Partner in such OP Units; and (v) with respect to a Protected Partner that is Pass Through Entity, and solely for purposes of computing the amount to be paid under Section 2.2 with respect to such

Protected Partner, any person who (y) holds an interest in such Protected Partner, either directly or through one or more Pass Through Entities, and (z) is required to include all or a portion of the income of such Protected Partner in its own gross income.

Section 1.30 “Protected Property” means each property identified on Exhibit A hereto and each property acquired in Exchange for a Protected Property as set forth in Section 2.1(b).

Section 1.31 “Qualifying Liability” means (i) any Approved Liability and (ii) any liability that qualifies as an Approved Liability under the Second City Tax Protection Agreement.

Section 1.32 “Required Liability Amount” means: (i) with respect to each Protected Partner, 110% of such Protected Partner’s estimated “negative tax capital account” as of the Closing Date, a current estimate of which is set forth on Exhibit B hereto for each such Protected Partner, and (ii) with respect to each Other Protected Person, the amount set forth as the relevant Required Liability Amount in the Second City Tax Protection Agreement.

Section 1.33 “REIT” has the meaning set forth in the preamble.

Section 1.34 “Second City Tax Protection Agreement” means that certain Tax Protection Agreement by and among the Operating Partnership, the REIT and Second City General Partner II, LP and CIO OP Limited Partnership.

Section 1.35 “Section 2.4 Notice” has the meaning set forth in Section 2.4(c).

Section 1.36 “Tax Claim” has the meaning set forth in Section 4.1.

Section 1.37 “Tax Proceeding” has the meaning set forth in Section 4.1.

Section 1.38 “Transfer” means any direct or indirect sale, exchange, transfer or other disposition, whether voluntary or involuntary.

Section 1.39 “Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

TAX MATTERS

Section 2.1 Taxable Transfers.

(a) Unless the Operating Partnership receives the Approval of the Protected Partners with respect to a Property Indemnification Period Transfer, during the Property Indemnification Period, the Operating Partnership shall indemnify the Protected Partners as set forth in Section 2.2 if the Operating Partnership or any entity in which the Operating Partnership holds a direct or indirect interest shall cause or permit (i) any Transfer of all or any portion of a Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected

Property) in a transaction that would result in the recognition of taxable income or gain by any Protected Partner under Section 704(c) of the Code, or (ii) any Fundamental Transaction that would result in the recognition of taxable income or gain to any Protected Partner (such a Fundamental Transaction and such a Transfer, collectively a “Property Indemnification Period Transfer”).

(b) Section 2.1(a) shall not apply to any Property Indemnification Period Transfer of a Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected Property): (i) in a transaction in which no gain is required to be recognized by a Protected Partner (an “Exchange”), including a transaction qualifying under Section 1031 or Section 721 (or any successor statutes) of the Code; provided, however, that any property acquired by the Operating Partnership in the Exchange shall remain subject to the provisions of this Article II in place of the exchanged Protected Property for the remainder of the Property Indemnification Period; (ii) as a result of the condemnation or other taking of any Protected Property by a governmental entity in an eminent domain proceeding or otherwise, provided that the Operating Partnership shall use commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Section 1031 or a tax-free reinvestment of proceeds under Section 1033, but in no event shall the Operating Partnership be obligated to acquire or invest in any property that it otherwise would not have acquired or invested in.

(c) For any Transfer of all or any portion of any property of the Operating Partnership which is not a Property Indemnification Period Transfer, the Operating Partnership shall use commercially reasonable efforts to cooperate with the Protected Partners to minimize any taxes payable by the Protected Partners in connection with any such Transfers.

Section 2.2 Indemnification for Transfers.

(a) In the event of a Property Indemnification Period Transfer described in Section 2.1(a), the Operating Partnership shall pay to the Protected Partners described in clauses (i) through (iv) of the definition of such term, within 30 days after the closing of such Property Indemnification Period Transfer, an amount of cash equal to the estimated Make Whole Amount applicable to such Property Indemnification Period Transfer for all Protected Partners affected by the Property Indemnification Period Transfer. If it is later determined that the true Make Whole Amount applicable to a Protected Partner exceeds the estimated Make Whole Amount applicable to such Protected Partner, then the Operating Partnership shall pay such excess for the benefit of such Protected Partner within 90 days after the closing of the Property Indemnification Period Transfer, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then each Protected Partner shall promptly refund such excess to the Operating Partnership, but only to the extent such excess was actually received by such Protected Partner.

(b) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner under Section 2.1(a) shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in this Section 2.2, and no Protected Partner shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.1(a) or bring a claim against any person that acquires a Protected Property from the Operating Partnership in violation of Section 2.1(a).

(c) For the avoidance of doubt, a vote in favor of a Property Indemnification Period Transfer by a Protected Partner in its capacity as an owner of OP Units or shares of the REIT shall not constitute a waiver of such Protected Partner’s right to indemnification pursuant to this Section 2.2 as a result of such Property Indemnification Period Transfer.

Section 2.3 Section 704(c) Gain. A good faith estimate of the initial amount of Section 704(c) gain as of the Closing Date of the Formation Transactions is set forth on Exhibit A hereto. The parties acknowledge that the initial amount of such Section 704(c) gain may be adjusted over time as required by Section 704(c) of the Code and the Regulations promulgated thereunder.

Section 2.4 Approved Liability Maintenance and Allocation.

(a) During the Guaranty Indemnification Period, the Operating Partnership shall: (i) maintain on a continuous basis an amount of Qualifying Liabilities at least equal to the aggregate Required Liability Amount of all Protected Partners and Other Protected Persons; and (ii) provide the Protected Partners, promptly upon request, with a description of the nature and amount of any Approved Liabilities that are available to be guaranteed by the Protected Partners pursuant to Section 2.4(b) of this Agreement.

(b) (i) During the Guaranty Indemnification Period, the Operating Partnership shall provide each Protected Partner with the opportunity to execute a guaranty in a form and manner that receives the Approval of the Protected Partners of one or more Approved Liabilities in an amount up to such Protected Partner’s Required Liability Amount (each such opportunity and each opportunity required by Section 2.4(c), a “Guaranty Opportunity”), and (ii) after the Guaranty Indemnification Period, the Operating Partnership shall use commercially reasonable efforts to make Guaranty Opportunities available to each Protected Partner, provided that in the case of this clause (ii), the Operating Partnership shall not be required to incur any indebtedness that it would not otherwise have incurred, as determined by the Operating Partnership in its reasonable discretion; provided, however, that in the case of clauses (i) and (ii) the aggregate amount of all guarantees required to be made available by the Operating Partnership for execution by all Protected Partners need not exceed the aggregate Required Liability Amount of all Protected Partners. The Operating Partnership shall have the discretion to identify the Approved Liability or Approved Liabilities that shall be made available for guaranty by each Protected Partner. Each Protected Partner may allocate the Guaranty Opportunity afforded to such Protected Partner in any manner determined to be desirable by the Protected Partner. The Operating Partnership agrees to file its tax returns allocating any debt subject to a Guaranty to the applicable Protected Partners. Each Protected Partner shall bear the costs incurred by it in connection with the execution of any guaranty to which it is a party. To the extent a Protected Partner executes a guaranty, the Operating Partnership shall deliver a copy of such guaranty to the lender under the Guaranteed Liability promptly after receiving such copy from the relevant Protected Partner.

(c) During the Guaranty Indemnification Period, the Operating Partnership shall not allow a Debt Notification Event to occur unless the Operating Partnership provides at least thirty (30) days’ written notice (a “Section 2.4 Notice”) to the Protected Partners. The Section 2.4 Notice shall describe the Debt Notification Event and designate one or more Approved Liabilities that may be guaranteed by the Protected Partners pursuant to Section 2.4(b) of this Agreement in an amount equal to the amount of the refinanced or repaid Approved Liability that was guaranteed by such Protected Partner immediately prior to the date of the Debt Notification Event. The Section 2.4 Notice shall be deemed to have been provided when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by telecopy, facsimile, electronic mail or commercial courier service) to the Protected Partners at the addresses set forth in the Register (as defined in the OP Agreement). Any Protected Partner that desires to execute a guaranty following a Section 2.4 Notice shall provide the Operating Partnership with notice thereof within ten (10) days after the date of the Section 2.4 Notice.

(d) Provided the Operating Partnership satisfies its obligations under Section 2.4(a), (b) and (c) of this Agreement, the Operating Partnership shall have no liability to a Protected Partner under Section 2.4(e) for breach of Section 2.4, whether or not such Protected Partner timely accepts its Guaranty Opportunity. Furthermore, the Operating Partnership makes no representation or warranty to any Protected Partner concerning the treatment or effect of any guaranty under Federal, state, local, or foreign tax law, and bears no responsibility for any tax liability of any Protected Partner or Affiliate thereof that is attributable to a reallocation, by a taxing authority, of debt subject to a guaranty (other than a reallocation that results from any act or omission taken by the Operating Partnership or one of its Affiliates in violation of this Section 2.4 or an act or omission that is indemnifiable under Section 2.4(e) of this Agreement).

(e) If the Operating Partnership shall fail to comply with any provision of this Section 2.4, the Operating Partnership shall pay, within thirty (30) days of such failure, a Make Whole Payment with respect to each Protected Partner who recognizes income or gain as a result of such failure equal to the estimated Make Whole Amount applicable to such failure. In the case of a Protected Partner not described in clauses (i) through (iv) of the definition of that term, such payment shall be made to the relevant Pass Through Entity on behalf of such Protected Partner. If it is determined that the true Make Whole Amount applicable to a Protected Partner exceeds the estimated Make Whole Amount applicable to such Protected Partner, then the Operating Partnership shall pay such excess within thirty (30) days after the date of such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then such Protected Partner shall pay such excess to the Operating Partnership within thirty (30) days after the date of such determination, but only to the extent such excess was actually received.

(f) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner for a breach or violation of the covenants set forth in Section 2.4 shall be a claim a claim against the Operating Partnership for the Make Whole Amount as set forth in Section 2.4(e), and no Protected Partner shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.4.

ARTICLE III

SECTION 704(c) METHOD AND ALLOCATIONS

Section 3.1 Notwithstanding any provision of the OP Agreement, the Operating Partnership shall use, and shall cause any other entity in which the Partnership has a direct or indirect interest to use, the “traditional method” under Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to each property included on Exhibit A to take into account the book-tax disparities as of the Closing Date and with respect to any revaluation of such property pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), or 1.704-3(a)(6) with no “curative allocations”, “remedial allocations” or adjustments to other items to offset the effects of the “ceiling rule,” including upon any sale of any property listed on Exhibit A.

ARTICLE IV

TAX PROCEEDINGS

Section 4.1 Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against the Protected Partners or the Operating Partnership or any entity of which the Operating Partnership owns at least eighty (80%) per cent of the outstanding ownership interests (determined on the basis of the value to be received upon a liquidation of the entity), that could result in tax liability to a Protected Partner (“Tax Claim”) or if the REIT or the Operating Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Tax Proceeding”) involving the Protected Partners or the Operating Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect the Protected Partners (adversely or otherwise), the REIT or the Operating Partnership, as applicable, shall promptly notify the Protected Partners of such Tax Claim or Tax Proceeding.

Section 4.2 Control of Tax Proceedings. The Operating Partnership, shall have the right to control the defense, settlement or compromise of any Tax Proceeding or Tax Claim; provided, however, that the Operating Partnership shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding that could result in tax liability to a Protected Partner without the prior written consent of the potentially affected Protected Partner(s) (unless, and only to the extent, that any taxes required to be paid by the Protected Partner as a result thereof would be required to be reimbursed by the Operating Partnership under this Agreement and the Operating Partnership agrees in connection with such settlement or consent to make such required payments); provided further that the Operating Partnership shall keep the potentially affected Protected Partner(s) duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) such Protected Partners and (ii) any potentially affected Protected Partner shall have the right to review and comment on any and all submissions made to the Internal Revenue Service, a court, or other governmental body with respect to such Tax Claim or Tax Proceeding and the Operating Partnership will consider such comments in good faith.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement.

Section 5.2 Titles and Captions. All Article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 5.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 5.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 5.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 5.6 Creditors. Other than as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Operating Partnership.

Section 5.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 5.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 5.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Section 5.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

Section 5.11 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and amends, restates and supersedes the OP Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

Section 5.12 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith) shall be governed by the dispute resolution provisions set forth in Section 6.08 of the Contribution Agreement.

Section 5.13 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the holders of the OP Units any rights whatsoever as stockholders of the REIT, including, without limitation, any right to receive dividends or other distributions made to stockholders of the REIT or to vote or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the REIT or any other matter.

Section 5.14 Successors; Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, in the event of the dissolution, liquidation or other termination of Gibralt or GCC, that party shall appoint one of its owners to act on its behalf and that owner shall succeed to the obligations, duties, rights and privileges under this Agreement. Such owner shall act as the exclusive representative on behalf of those persons who are or would be Protected Partners with respect to such party.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIT:

City Office REIT, Inc. a Maryland corporation

By:	/s/ James Farrar
name James Farrar

Its:	Chief Executive Officer
title

OPERATING PARTNERSHIP:

City Office REIT Operating Partnership, L.P., a Maryland limited partnership

By:	/s/ James Farrar
City Office REIT, Inc. a Maryland corporation
Its:	General Partner

GIBRALT:

Gibralt US, Inc., a Colorado corporation

By:	/s/ Ryan Chan
name Ryan Chan

Its:	Chief Financial Officer
title

GCC:

GCC AMBERGLEN INVESTMENTS LIMITED PARTNERSHIP

By:	GCC Oregon Amberglen LLC, its Sole General Partner

By:	GCC Holdings US, Inc., a Nevada corporation

By:	/s/ Ryan Chan
name

Its:	Chief Financial Officer
title

DANIEL RAPAPORT:

/s/ Daniel Rapaport
Daniel Rapaport

EXHIBIT A

Contributor	Protected Property	Estimated Initial Section 704(c) Gain

GCC	88.58% of Amberglen Properties LP	$22,672,978
Gibralt	0.001% of Amberglen Properties LP	$236
Rapaport	3.8073% of Amberglen Properties LP	$934,371

EXHIBIT B

Protected Partner	Required Liability Amount

GCC	$1,647,544
Gibralt	$2
Rapaport	$141,902